Filed Pursuant to Rule 424(b)(3)
Registration No. 333-131278

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
6.050% Medium Term Notes due June 2013	$125,000,000	$125,000,000	(1)	$13,375	(2)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(2)

In accordance with Rules 456(b) and 457(r), the Registrant initially deferred payment of all of the registration fee for Registration Statement No. 333-131278 filed by United Dominion Realty Trust, Inc. on January 25, 2006, except for $111,860 that had already been paid with respect to $882,877,580 aggregate initial offering price of securities that were previously registered pursuant to Registration Statement No. 333-115696, filed by United Dominion Realty Trust, Inc. on May 20, 2004, and were not sold thereunder. In accordance with Rule 457(p) under the Securities Act of 1933, $13,375 of the $111,860 unused amount of the registration fee paid with respect to Registration Statement No. 333-115696 is applied to pay the registration fee payable under this pricing supplement, calculated in accordance with Rule 457(r), with respect to Registration Statement No. 333-131278.

Pricing Supplement No. 1
Dated June 2, 2006
(To Prospectus dated January 25, 2006 and
Prospectus Supplement dated May 31, 2006)

UNITED DOMINION REALTY TRUST, INC.
Medium-Term Notes Due Nine Months or More From Date of Issue

Fixed Rate Notes

The Notes are not Discount Notes.

Principal Amount: $125,000,000	Specified Currency: U.S. dollars
Settlement Date (Original Issue Date): June 7, 2006	Stated Maturity Date: June 1, 2013
Interest Payment Dates: June 1 and December 1,	Authorized Denomination: A/S
commencing December 1, 2006	Initial Redemption Percentage: See Below
Initial Redemption Date: See Below	Optional Repayment Date(s): See Below
Annual Redemption Percentage Reduction: See Below	Interest Rate: 6.050%
Exchange Rate Agent: N/A	Regular Record Date(s): A/S
Default Rate: N/A	Additional/Other Terms: See Below
Day Count: 30/360	Net Proceeds to the Company: 99.129%
Agents: J.P. Morgan Securities Inc. and Citigroup Global Markets Inc.
Price to Public: 99.754%
CUSIP No. : 91019PCR1

     "N/A" as used herein means "Not Applicable." "A/S" as used herein means "As stated in the Prospectus Supplement dated May 31, 2006."

     United Dominion Realty Trust, Inc., sometimes referred to herein as the "Company," may redeem all or part of the notes at any time at its option at a redemption price equal to the greater of (1) the principal amount of the notes being redeemed plus accrued and unpaid interest to the redemption date or (2) the Make-Whole Amount for the notes being redeemed.

     "Make-Whole Amount" means, as determined by the Quotation Agent, the sum of the present values of the principal amount of the notes to be redeemed, together with the scheduled payments of interest (exclusive of interest to the redemption date) from the redemption date to the maturity date of the notes being redeemed, in each case discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Adjusted Treasury Rate, plus accrued and unpaid interest on the principal amount of the notes being redeemed to the redemption date.

     "Adjusted Treasury Rate" means, with respect to any redemption date, the sum of (x) either (1) the yield for the maturity corresponding to the Comparable Treasury Issue, under the heading that represents the average for the immediately preceding week, appearing in the most recent published statistical release designated “H.15 (519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities” (provided, if no maturity is within three months before or after the remaining term of the notes being redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounded to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third business day preceding the redemption date, and (y) .20%.

     "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the redemption date to the maturity date of the notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes being redeemed.

     "Comparable Treasury Price" means, with respect to any redemption date, (x) the average of three Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations so obtained or (y) if fewer than five Reference Treasury Dealer Quotations are so obtained, the average of all such Reference Treasury Dealer Quotations so obtained.

     "Quotation Agent" means the Reference Treasury Dealer selected by the indenture trustee after consultation with United Dominion Realty Trust, Inc.

     "Reference Treasury Dealer" means any of J.P. Morgan Securities Inc., Goldman, Sachs & Co, their respective successors and assigns and three other nationally recognized investment banking firms selected by United Dominion Realty Trust, Inc. that is a primary U.S. Government securities dealer.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the indenture trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the indenture trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

J.P. MORGAN SECURITIES INC.	CITIGROUP GLOBAL MARKETS INC.